Exhibit 21.1

Subsidiaries of Bakkt Holdings, Inc.

Name of Subsidiary	Jurisdiction
Bakkt Opco Holdings, LLC	Delaware
Bakkt Trust Company LLC	New York
Bakkt Marketplace, LLC	Virginia
Bakkt, LLC	Delaware
Bakkt Trade, LLC	Virginia
Bakkt Clearing, LLC	Illinois
DACC Technologies, Inc.	Delaware
Digital Asset Custody Company, Inc.	Delaware
Bridge2Solutions, LLC	Delaware
B2S Direct, LLC	Florida
B2S Canada, LLC	Florida
Bridge2 Solutions Australia Pty Ltd	Australia
Bridge2 Solutions Canada Ltd.	Canada
Aspire Loyalty Travel Solutions LLC	Florida
B2S Resale, LLC	Delaware